EXHIBIT 10.442

THE CHARLES SCHWAB CORPORATION
2022 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (a “Share”) of The Charles Schwab Corporation (“Schwab”) under The Charles Schwab Corporation 2022 Stock Incentive Plan (as amended, the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>

Grant Reason:	New Hire Restricted Stock Unit Grant

Total Number of Restricted Stock Units Granted:	<shares_awarded>

Grant Date:	<award_date>

Vesting Schedule:
So long as you remain in service in good standing with Schwab or its subsidiaries and subject to the terms of the Restricted Stock Unit Grant Agreement, the Restricted Stock Units subject to this grant will become vested and distributable on the following dates and in the following amounts, subject to the restrictions below:

Number of Restricted Stock Units on Vesting Date:
<vesting_schedule>

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Any vested Restricted Stock Units will be paid in Shares as provided in the Restricted Stock Unit Grant Agreement.

You and Schwab agree that this grant is issued under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Grant Agreement, both of which are made a part of this notice. Please review the Plan and the Restricted Stock Unit Grant Agreement carefully, as they explain the terms and conditions of this grant. You agree that Schwab may deliver electronically all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. If you either affirmatively accept this grant online at Schwab.com or take no action with regard to this grant, you agree to all the terms and conditions described above, in the Restricted Stock Unit Grant Agreement and in the Plan, and you have no right whatsoever to change or negotiate such terms and conditions. If, prior to the first scheduled vest date, you choose to decline receipt of this grant online at Schwab.com, no Restricted Stock Units shall be awarded, and this Restricted Stock Unit Grant Agreement shall be null and void.

THE CHARLES SCHWAB CORPORATION
2022 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT

Payment for Units	No payment is required for the Restricted Stock Units that you are receiving. “Restricted Stock Units” are an unfunded and unsecured obligation of The Charles Schwab Corporation (“Schwab”).

Vesting	Subject to the provisions of this Restricted Stock Unit Grant Agreement (“Agreement”), a Restricted Stock Unit becomes vested and distributable as of the earliest of the following:

(1) The applicable Vesting Date for the Restricted Stock Unit indicated in the Notice of Restricted Stock Unit Grant.

(2) Your death.

(3) Your “Disability”.
(4) Your separation from service, if the separation qualifies as a “Retirement”.

(5) Your “Severance Eligible Termination” under The Charles Schwab Severance Pay Plan (or any successor plan), provided you have signed your Severance Agreement.

(6) A Change in Control.

If your service terminates for any other reason, then your Restricted Stock Units will be forfeited to the extent that they have not vested on or before the termination date and do not vest as a result of the termination. This means that the Restricted Stock Units will immediately revert to Schwab. You will receive no payment for Restricted Stock Units that are forfeited. Schwab determines when your service terminates for this purpose.

For all purposes of this Agreement, “Service” means continuous employment as a common-law employee or engagement as an individual independent contractor or consultant of Schwab or a parent company or subsidiary of Schwab, and “Subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Definition of Fair Market Value	“Fair Market Value” means the average of the high and low price of a Share (as defined below) as reported on the New York Stock Exchange on the applicable determination date.

Definition of Disability
For all purposes of this Agreement, “Disability” means that you have a disability that qualifies as such under section 409A of the Code and due to which you have been determined to be eligible for benefits under Schwab’s long-term disability plan or if you are not covered by Schwab’s long-term disability plan, you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
If you are an employee of Schwab and its subsidiaries, “Retirement” means a separation from service for any reason other than death at any time after the earlier of when you attain age 55, but only if, at the time of your separation, you have been credited with at least 10 years of service or when you attain age 60, but only if, at the time of your termination, you have been credited with at least 5 years of service.
For the avoidance of doubt, if your termination is under any circumstance described under “Cancellation of Restricted Stock Units” and your termination also meets the definition of Retirement as defined herein, then for the purposes of this Agreement the terms of Retirement shall prevail.
The phrase “Years of Service” above shall mean each consecutive twelve-month period of continuous service with Schwab or a parent company or a subsidiary of Schwab beginning on your most recent date of hire and each anniversary thereof.

Definition of Severance Eligible Termination
For all purposes of this Agreement, “Severance Eligible Termination” means a separation from service entitling you to severance benefits, provided you have signed your Severance Agreement under The Charles Schwab Severance Pay Plan (or any successor plan). For the avoidance of doubt, if your Severance Eligible Termination also qualifies as a Retirement defined herein, the separation shall be deemed a Retirement for the purposes of this Agreement.

Definition of Change in Control
For all purposes of this Agreement, “Change in Control” means an event that qualifies as a change in control event under section 409A of the Code and as a change in control as defined in The Charles Schwab Corporation 2022 Stock Incentive Plan (as amended, the “Plan”).

Definition of Separation from Service	For all purposes of this Agreement, “Separation from Service” means a separation from service as defined under section 409A of the Code.

Payment of Shares
Any vested Restricted Stock Units will be paid in shares of common stock of Schwab (“Shares”) as provided herein. Shares that have become vested and distributable under this Agreement shall be distributed as follows:

(1) Shares that vest and become distributable on a Vesting Date shall be distributed within 30 days following the Vesting Date.

(2) Shares that vest and become distributable on death, “Disability”, “Retirement”, or a “Change in Control”, shall be distributable within 90 days following such event.

(3) Shares that vest and become distributable on a separation from service due to a severance eligible termination shall be distributed within 90 days following the separation from service. Generally, for severance eligible terminations, the distribution date shall be the termination date specified in the notice under The Charles Schwab Severance Pay Plan.

Notwithstanding the foregoing, if at the time of your separation from service, you are a “specified employee”, you will receive your Shares within 30 days following the date that is six months after your separation from service (or if earlier the date of your death following such separation from service). “Specified Employee” means a “specified employee” within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(2) shall be used.

Restrictions on Restricted Stock Units
You may not assign, sell, transfer, pledge, encumber, or otherwise dispose of any Restricted Stock Units without Schwab’s written consent. Schwab will deliver Shares to you only after the Restricted Stock Units vest and after all other terms and conditions in this Agreement have been satisfied.

Restricted Stock Units may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree, or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, marital property rights or domestic property rights.

Delivery of Shares After Death
In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by completing a beneficiary designation on Schwab.com. You may change your beneficiary designation with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Cancellation of Restricted Stock Units
To the fullest extent permitted by applicable laws, the Restricted Stock Units will immediately be cancelled and will expire in the event that Schwab terminates your service on account of conduct contrary to the best interests of Schwab, including, without limitation, conduct constituting a violation of law or Schwab policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether your service has been terminated on account of conduct contrary to the best interests of Schwab shall be made by Schwab in its sole discretion and will be entitled to deference upon any review.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Schwab’s policies, or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Withholding Taxes
Shares will not be distributed unless you have made acceptable arrangements to pay any applicable withholding taxes that may be due as a result of the vesting and or the distribution of the Shares. These arrangements may include payment made in cash or payment by withholding a portion of the Shares that are to be distributed.

If you elect to pay applicable withholding taxes due on the distribution of Shares in cash, you are responsible for having sufficient funds in your Schwab brokerage account to cover the applicable withholding taxes at the time they are due.

In the event you do not elect to pay applicable withholding taxes in cash, Schwab shall withhold the number of whole Shares, valued at the fair market value on the applicable date required to satisfy such applicable withholding taxes. Schwab will round up to the next whole Share to cover the applicable withholding taxes, and any amounts in excess of the applicable withholding taxes resulting from rounding up to the next whole Share will be added to your federal income tax withholdings. While Schwab will withhold to satisfy applicable withholding taxes, you acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

Applicable withholding taxes due on the distribution of Shares subject to this grant following termination of your service will be withheld as noted above unless you have made acceptable arrangements to pay any applicable withholding taxes in cash.

Any taxes due prior to distribution of Shares (e.g., under section 3121(v)(2) of the Code upon retirement eligibility) shall be paid by accelerating the vesting of and withholding Shares payable in connection with such Restricted Stock Units for participants other than executive officers of Schwab (i.e., individuals who are members of the Executive Council), who shall pay such withholding taxes in cash upon Schwab’s request. Prior to the distribution of Shares, the number of Shares accelerated and withheld for such taxes will be rounded down to the next whole Share, and any amounts of less than the fair market value of a Share will be deducted from your pay to cover the applicable withholding taxes due prior to distribution of Shares. Participants may not make any election as to the payment of taxes due prior to the distribution of Shares (e.g., under section 3121(v)(2) of the Code upon retirement eligibility).

No Stockholder Rights	Your Restricted Stock Units carry no voting or other stockholder rights. You have no rights as a Schwab stockholder until your Restricted Stock Units are settled by issuing Shares.

Contribution of Par Value	On your behalf, Schwab will contribute to its capital an amount equal to the par value of the Shares issued to you.

Dividend Equivalent Rights	If Schwab pays cash dividends on Shares, you will receive cash equal to the dividend per Share multiplied by the number of unvested Restricted Stock Units outstanding hereunder. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15 of the year following the year the actual dividend is paid.

No Right to Remain Employee	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, consultant, or director of Schwab and its subsidiaries for any specific duration or at all.

Recovery
Schwab may cancel any grant, require reimbursement of any grant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Schwab policies, as the same may be adopted and/or modified from time to time, including incentive compensation recovery policies, as well as any recoupment provisions required under applicable law. By accepting this grant, you are agreeing to be bound by Schwab’s recovery policies and any such recoupment provisions, as in effect or as may be adopted and/or modified from time to time by Schwab in its sole discretion (including, without limitation, to comply with applicable law, government regulation or stock exchange listing requirement). For the purposes of the foregoing, you expressly and explicitly authorize (i) Schwab to re-convey, transfer, or otherwise return such Shares and/or other amounts acquired under the Plan to Schwab and (ii) Schwab’s recovery of any covered compensation under such policy or applicable law through any other method of recovery that Schwab deems appropriate, including without limitation by reducing any amount that is or may become payable to you.

You further agree to comply with any request or demand for repayment by any affiliate of Schwab in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Schwab recovery policy conflict, the terms of the recovery policy shall prevail.

Limitation on Payments	If a payment from the Plan would constitute an excess parachute payment under section 280G of the Code or if there have been certain securities law violations, then your grant may be reduced or forfeited, and you may be required to disgorge any profit that you have realized from your grant.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of this section on “Limitation on Payments,” the term “Schwab" will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Board of Directors (the “Auditors”) in accordance with section 280G(d)(5) of the Code.

In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee (the “Compensation Committee”) of the Board of Directors may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation and of the Reduced Amount.

The Auditors will determine which and how much of the Payments will be eliminated or reduced (such that the aggregate present value of the Payments equals the Reduced Amount and is consistent with any mandatory eliminations or reductions that apply under other agreements or the Plan). Schwab will notify you promptly of the Auditor's determination. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determinations and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount. In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, provided that no such Underpayment related to Shares distributable under this Agreement shall be paid beyond the deadline for making such payments under section 409A of the Code.

Plan Administration	The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Restricted Stock Unit Grant and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Shares, the number of Restricted Stock Units that remain subject to forfeiture will be adjusted accordingly.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement (including the Additional Terms and Conditions for Non-U.S. Recipients and the Country-Specific Provisions), the Notice of Restricted Stock Unit Grant, and the Plan constitute the entire understanding between you and Schwab regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded. This

Agreement may be amended at any time by the Compensation Committee; provided, however, that if such amendment is materially adverse to you the amendment must be in a written agreement signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control, except where otherwise specified in accordance with section 7(h) of the Plan.